Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of our report dated March 25, 2026, on the consolidated financial statements of Metalla Royalty and Streaming Ltd. (the "Entity"), which comprise the consolidated statements of financial position as at December 31, 2025 and 2024, the related consolidated statements of loss and comprehensive loss, cash flows, and changes in equity for each of the years then ended, and the related notes, and our report dated March 25, 2026, on the effectiveness of internal control over financial reporting as of December 31, 2025, which are incorporated by reference in this Registration Statement on Form F-10/A dated July 27, 2026 of Metalla Royalty & Streaming Ltd.

/s/ KPMG LLP

Chartered Professional Accountants

July 27, 2026

Vancouver, Canada